Exhibit 99.1

Excel Trust Enters Into Agreement to Be Acquired by Blackstone for $15.85 per Share

SAN DIEGO, CA — (Marketwired) — 04/10/15 — Excel Trust, Inc. (NYSE:EXL) today announced that it has entered into a definitive agreement with Blackstone Property Partners L.P., under which Blackstone will acquire all outstanding shares of common stock of Excel Trust for $15.85 per share in an all-cash transaction valued at approximately $2 billion.

The transaction has been unanimously approved by Excel Trust’s Board of Directors and represents a premium of nearly 15% over the Company’s closing stock price on April 9, 2015. In addition to the common stock dividend of $0.18 per share payable on April 15, 2015, Excel Trust intends to pay an additional common stock dividend in July 2015, but, under the terms of the agreement, not for any quarter thereafter.

“We believe this is an excellent outcome for our stockholders,” stated Gary Sabin, Chairman and CEO of Excel Trust. “Appetite for high-quality retail real estate is strong with cap rates and REIT stock multiples approaching historic levels and we did not believe the market accurately reflected the value of the assets. This led the Board to conclude it was time to more fully assess the value of our portfolio. After reviewing our options, we were pleased to have a group with Blackstone’s reputation step forward with this offer.”

Blackstone will be making this investment through Blackstone Property Partners (“BPP”), its Core+ real estate investment unit. BPP targets substantially stabilized office, retail, industrial, and multifamily assets located in primary U.S. markets.

Nadeem Meghji, co-head of US real estate acquisitions for Blackstone, added, “Excel is a terrific company with great long-term potential. This will be a milestone transaction for our Core+ real estate investment strategy.”

Completion of the transaction, which is currently expected to occur in the second half of 2015, is contingent upon customary closing conditions, including the approval of Excel Trust’s stockholders, who will vote on the transaction at a special meeting on a date to be announced. The transaction is not contingent on receipt of financing by Blackstone.

In connection with the closing of the transaction, the parties intend that Excel Trust L.P.’s $75,000,000 of 4.40% Senior Series A Notes due 2020 and its $25,000,000 of 5.19% Senior Series B Notes due 2023 will be repaid. Excel Trust L.P.’s $250,000,000 of 4.625% Senior Notes due 2024 are intended to remain outstanding following the closing.

Morgan Stanley & Co. LLC acted as financial advisor to Excel Trust and Latham & Watkins LLP is acting as Excel Trust’s legal advisor. Eastdil Secured / Wells Fargo Securities, LLC is acting as Blackstone’s lead financial advisor, with Barclays also acting as a financial advisor in connection with the transaction. Simpson Thacher & Bartlett LLP is acting as legal advisor to Blackstone.

First Quarter 2015 Financial Results

Excel Trust will release financial results for its first quarter 2015 on April 29, 2015 after market close. In light of today’s announcement, the Company will not hold a conference call for analysts and investors to discuss financial results, and the previously announced call for April 30, 2015 has been cancelled.

About Excel Trust

Excel Trust, Inc. is a retail focused real estate investment trust (REIT) that primarily targets community shopping centers, power shopping centers, and grocery anchored neighborhood centers. The Company has elected to be treated as a REIT for U.S. federal income tax purposes. Excel Trust trades publicly on the NYSE under the symbol “EXL”. For more information on Excel Trust, please visit www.exceltrust.com.

About Blackstone

Blackstone is a global leader in real estate investing. Blackstone’s real estate business was founded in 1991 and has approximately $81 billion in investor capital under management. Blackstone’s real estate portfolio includes hotel, office, retail, industrial and residential properties in the US, Europe, Asia and Latin America. Major holdings include Hilton Worldwide, Invitation Homes (single family homes), Logicor (pan-European logistics), SCP (Chinese shopping malls), and prime office buildings in the world’s major cities. Blackstone real estate also operates one of the leading real estate finance platforms, including management of the publicly traded Blackstone Mortgage Trust.

Forward Looking Statements

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements generally can be identified by use of statements that include phrases such as “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “foresee,” “looking ahead,” “is confident,” “should be,” “will,” “predicted,” “likely,” or other words or phrases of similar import. Such statements involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance, or achievements of the Company to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, but are not limited to, the ability of the Company to obtain required stockholder or other third-party approvals required to consummate the proposed mergers; the satisfaction or waiver of other conditions in the merger agreement; a material adverse effect on the Company; the outcome of any legal proceedings that may be instituted against the Company and others related to the merger agreement; the ability of the Company to implement its operating strategy; changes in economic cycles; and competition within the retail real estate industry. Although the Company believes that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore there can be no assurance that such statements included in this communication will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the results or conditions described in such statements or the objectives and plans of the Company will be achieved. Certain factors that could cause actual results to differ materially from these forward-looking statements are listed from time to time in the Company’s SEC reports, including, but not limited to, in the section entitled “Item 1A. Risk Factors” in the Annual Report on Form 10-K filed by the Company with the SEC on March 2, 2015. Any forward-looking statement speaks only as of the date of this communication and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new developments or otherwise.

Additional Information and Where to Find It

This communication is being made in respect of the proposed merger transaction involving Excel Trust and Blackstone. In connection with the transaction, Excel Trust will file a proxy statement with the SEC. Stockholders are urged to read the proxy statement carefully and in its entirety when it becomes available because it will contain important information about the proposed transaction. The final proxy statement will be mailed to Excel Trust stockholders. In addition, the proxy statement and other documents will be available free of charge at the SEC’s Internet website, www.sec.gov. When available, the proxy statement and other pertinent documents also may be obtained for free at Excel Trust’s website, www.exceltrust.com.

Excel Trust and its directors and officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect to the proposed transactions. Information regarding Excel Trust’s directors and executive officers is detailed in its proxy statements and annual reports on Form 10-K and quarterly reports on Form 10-Q, previously filed with the SEC. Additional information regarding the direct and indirect interests of Excel Trust’s directors and officers in the proposed transactions may be obtained by reading the proxy statement relating to the proposed transactions, when it becomes available.

Contacts

For Excel Trust

Greg Davis

VP Capital Markets & Investor Relations

858 798 1464

gd@exceltrust.com

For Blackstone

Peter Rose

Senior Managing Director

212 583 5871

Peter.Rose@blackstone.com